Exhibit C

Schedule of Transactions in Shares

The following tables set forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., New York City time, on September 4, 2014. All such transactions were portfolio rebalancing transactions.

Marcato, L.P., Marcato and Richard T. McGuire III

Transaction Date	Transaction	Security	Shares/Options Bought (Sold)	Unit Cost
08/01/2014	Buy	Common Stock	183	$39.35

Marcato II, L.P., Marcato and Richard T. McGuire III

Transaction Date	Transaction	Security	Shares/Options Bought (Sold)	Unit Cost
08/01/2014	Sell	Common Stock	(731)	$39.35

Marcato International Master Fund, Ltd., Marcato and Richard T. McGuire III

Transaction Date	Transaction	Security	Shares/Options Bought (Sold)	Unit Cost
08/01/2014	Buy	Common Stock	548	$39.35